Exhibit 10.22
FANNIE MAE
SUPPLEMENTAL RETIREMENT SAVINGS PLAN
(Effective July 1, 2008)
ARTICLE I
Establishment and Purpose
     Fannie Mae hereby establishes the Fannie Mae Supplemental Retirement Savings Plan, effective July 1, 2008. The purpose of the Plan is to attract and retain individuals of outstanding competence as employees of the Company by permitting such individuals to elect to defer a portion of their compensation from the Company and by providing benefits to supplement benefits provided under the Federal National Mortgage Association Retirement Savings Plan for Employees. The Plan is intended to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3), 401(a)(1) and 4021(b)(6) of ERISA, and shall be interpreted and administered consistent with that intent. The Plan is intended to be operated in accordance with the requirements applicable to a “nonqualified deferred compensation plan” under Code section 409A and the regulations thereunder and shall be interpreted and administered consistent with that intent.
ARTICLE II
Definitions
     When used herein the following terms shall have the following meanings:
     2.1. “Account” means a bookkeeping account described in Section 6.1.
     2.2. “Administrator” means the most senior officer in the Human Resources department or his or her designee.
     2.3. “Board” means the Board of Directors of the Company.
     2.4. “Code” means the Internal Revenue Code of 1986, as from time to time amended and in effect.
     2.5. “Company” means Federal National Mortgage Association or Fannie Mae.
     2.6. “Compensation” for any period shall have the meaning given to the term “Earnings” under applicable provisions of the Retirement Savings Plan, as in effect from time to time, but shall be determined for all purposes of the Plan without regard to the IRS Limit.

     2.7. “Credit” means an Elective Credit, a Matching Credit, or a Nondiscretionary Credit.
     2.8. “Deferred Compensation Agreement” means an agreement relating to the deferral of Compensation pursuant to Section 4.1.
     2.9. “Deemed Investment Portfolio” means a hypothetical portfolio chosen by the Participant from among such investment options as the Benefit Plans Committee, or its designee, may designate as available under the Plan.
     2.10. “Disabled” and “Disability” mean, for any Participant, that the Participant, as determined in the sole discretion of the Administrator:
     (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or
     (b) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.
     2.11. “Effective Date” means July 1, 2008.
     2.12. “Elective Credit” means an amount credited under Section 4.1.
     2.13. “ERISA” means the Employee Retirement Income Security Act of 1974, as from time to time amended and in effect.
     2.14. “Executive” means any officer or other member of the management group of the Company whose regular base salary and expected bonus is at least equal to the minimum qualifying salary and expected bonus established each year by the highest ranking officer in the Human Resources department or his or her designee.
     2.15. “Grandfathered Executive” means an Executive who satisfies the requirements for being treated as a “Grandfathered Participant” under the Retirement Plan.
     2.16. “Investment Administrator” means the investment advisor with responsibility for administering the Deemed Investment Portfolio.
     2.17. “IRS Limit” for any Plan Year means the dollar limit in effect for such Plan Year under Code section 401(a)(17). For the avoidance of doubt, the IRS limit with respect to Compensation paid in a Plan Year in respect of services provided in a prior Plan Year shall be the dollar limit in effect for the Plan Year in which such Compensation is paid (or would be paid, but for a deferral election under the Plan).

     2.18. “Matching Credit” means an amount credited under Section 4.3.
     2.19. “Nondiscretionary Credit” means an amount credited under Section 4.4.
     2.20. “Participant” means any Executive who participates in the Plan.
     2.21. “Plan Year” means the period beginning on the Effective Date and ending on December 31, 2008, and any calendar year commencing thereafter; provided, that for purposes of Section 4.4, “Plan Year” shall mean the calendar year.
     2.22. “Plan” means the Fannie Mae Supplemental Retirement Savings Plan as set forth herein.
     2.23. “Retirement Plan” means the Federal National Mortgage Association Retirement Plan for Employees Not Covered Under Civil Service Retirement Law.
     2.24. “Retirement Savings Plan” means the Federal National Mortgage Association Retirement Savings Plan for Employees.
     2.25. “Section 409A” means Code section 409A and the regulations issued by the Department of the Treasury thereunder.
     2.26. “Separation from Service” means a “separation from service” (as that term is defined at Treas. Regs. §1.409A-1(h)) from the Company and its affiliates, where “affiliate” means any corporation, partnership or other entity that would be treated as a single employer with the Company under Code section 414(b) or (c). The Administrator may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Treas. Regs. §1.409A-1(h) for purposes of determining whether a “separation from service” has occurred. Any such written election shall be deemed part of the Plan.
     2.27. “Specified Employee” means an individual who is determined by the Administrator to be or to have been, as of the relevant time, a “specified employee” (as that term is defined at Treas. Regs. §1.409A-1(i)) of the Company. The Administrator may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Treas. Regs. §1.409A-1(i) for purposes of determining “specified employee” status. Any such written election shall be deemed part of the Plan.
     2.28. “Unforeseeable Emergency” means an unforeseeable emergency as defined in Code section 409A(a)(2)(B)(ii), including a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.
     2.29. “Year of Service” means a “Year of Service” as defined in the Retirement Savings Plan.

     To the extent permitted by the Administrator, the terms “written,” “in writing,” and terms of similar import shall include communications by electronic media.
ARTICLE III
Eligibility and Participation
     3.1. Eligibility. Subject to Section 3.2, each Executive who is not a Grandfathered Executive shall be eligible to participate in the Plan.
     3.2. Termination of Participation. The Administrator may terminate an individual’s participation in the Plan at any time. If an individual’s participation in the Plan terminates, the individual’s Account shall continue to be adjusted for notional gain or loss in accordance with Section 6.1 until it is distributed.
     3.3. Effect on Elections. No termination of eligibility or participation shall result in a cessation or refund of deferrals for which the deferral election has already been made, except in a manner that is consistent with compliance with the requirements of Section 409A.
ARTICLE IV
Elective Deferrals and Employer Credits
     4.1. Deferred Compensation; Elective Credits. Subject to such limitations as the Administrator may prescribe, a Participant may elect to defer for any Plan Year up to 6% of the lesser of (a) the amount of the Participant’s Compensation for such Plan Year or (b) two times the amount of the Participant’s base salary for such Plan Year, in either case as reduced by the IRS Limit, by entering into a Deferred Compensation Agreement, which shall contain such terms and such provisions as to payment as the Administrator shall prescribe. Elective Credits equal to the amounts deferred shall be credited to the Participant’s Account as soon as practicable after the deferral is withheld from pay.
     4.2. Timing of Deferral Elections.
     (a) Subject to Sections 4.2(b) and (c) below, the applicable deadline for a deferral election is such deadline as the Administrator shall establish, which deadline shall in no event be later than the December 31 preceding the Plan Year in which the services to which the Compensation relates are to be performed.
     (b) A Participant who first becomes an Executive after the beginning of a Plan Year may defer Compensation for the remainder of such year by executing an irrevocable deferral election (on a form prescribed by the Administrator or his or her delegate) with respect to such Compensation within thirty (30) days following the date that he or she becomes an Executive. An individual who already participates or is eligible to participate in any other nonqualified deferred compensation plan that would be required to be aggregated with the Plan under Treas. Regs. §1.409A-1(c)(2) shall not be treated as eligible to make a mid-year election under this

Section 4.2(b) with respect to the Plan, even if he or she has not previously been eligible to participate in the Plan. Notwithstanding the foregoing, the Administrator may, in its sole discretion, determine prior to the beginning of a Plan Year that no mid-year election that would otherwise be permitted under this Section 4.2(b) shall be permitted for such Plan Year.
     (c) A Participant’s deferral elections for a Plan Year shall be cancelled as to future deferrals if the Participant makes an in-service withdrawal under Section 7.3 below or receives a hardship distribution under the Retirement Savings Plan pursuant to Treas. Regs. §1.401(k)-1(d)(3). A Participant may also cancel his or her deferral elections as to future deferrals upon becoming Disabled, provided such cancellation is made by the later of (i) the end of the calendar year in which the Participant becomes Disabled and (ii) the fifteenth (15th) day of the third month following the date on which the Participant becomes Disabled. If a Participant’s deferral elections are cancelled pursuant to this Section 4.2(c), any later deferral election by the Participant will be subject to the timing requirements of Section 4.2(a).
     4.3. Matching Credits. For each Plan Year, a Matching Credit shall be added to the Account of each Participant equal to the amount of the Elective Credits, if any, credited to such Participant’s account for such Plan Year. Matching Credits shall be added to the Participant’s Account at such times as the Administrator may determine.
     4.4. Nondiscretionary Credits. For each Plan Year, a Nondiscretionary Credit shall be added to the Account of each Participant other than a Participant who participated in the Fannie Mae Executive Pension Plan on November 20, 2007. The amount of the Participant’s Nondiscretionary Credit shall be equal to 2% of the lesser of (a) the amount of the Participant’s Compensation for such Plan Year or (b) two times the amount of the Participant’s base salary for such Plan Year, in either case as reduced by the IRS Limit.
ARTICLE V
Vesting
     5.1. Elective Credits and Matching Credits. The portion of a Participant’s Account attributable to Elective Credits and Matching Credits shall be fully vested at all times.
     5.2. Nondiscretionary Credits. The portion of a Participant’s Account attributable to Nondiscretionary Credits shall be fully vested on the Participant’s completion of three Years of Service or, if earlier, on the Participant’s Disability or death, or on a complete termination of the Plan.
     5.3. Effect of Vesting. No person shall have any interest in any portion of a Participant’s Account until such portion has become vested. The fact that an Account or any portion thereof is vested shall not give any person a right to receive the value of such Account except in accordance with the terms of the Plan.

ARTICLE VI
Participant’s Accounts
     6.1. Accounts. The Company shall establish bookkeeping accounts to record the Credits made under the Plan. Each Account shall be increased and decreased in accordance with the following provisions:
     (a) A Participant shall designate a Deemed Investment Portfolio and shall allocate amounts credited to his or her Account among the hypothetical investment options offered for inclusion in a Deemed Investment Portfolio. A Participant may change such allocation at any time by notice to the Investment Administrator, in accordance with such procedures as may be established by the Investment Administrator. If the Participant fails to designate a Deemed Investment Portfolio, Participant’s deferral shall be allocated among the hypothetical investment options in accordance with the Participant’s most recent Deemed Investment Portfolio designation. If the Participant has not previously made a Deemed Investment Portfolio designation, the Participant’s deferral shall be allocated to the Advantus Money Market Portfolio (or the successor fund designated by the Benefit Plans Committee or its designee), and the deferral shall remain allocated to such Portfolio until such time as the Participant changes the allocation.
     (b) The Participant’s Account shall be adjusted periodically for notional gain or loss with respect to the Deemed Investment Portfolio, determined by reference to the total actual return, net of applicable fees and expenses, on the investment options in the Deemed Investment Portfolio for the period in question. A Participant’s Account (reduced in accordance with Section 6.1(c)) shall continue to be adjusted in accordance with this Section 6.1(b) during (i) any installment payment period which may have been elected by the Participant, and (ii) the period following the Participant’s death but prior to the payment of the balance of the Participant’s Account pursuant to Section 7.4.
     (c) The Participant’s Account shall be reduced by any payments made to the Participant, his or her beneficiary, estate or representative. Each payment shall be made from the Participant’s Account on a pro rata basis from among the hypothetical investments designated for such Account by the Participant.
     6.2. Funding Prohibitions. All payments to be made under the Plan shall be paid from the general funds of the Company. All entries in a Participant’s Account shall be bookkeeping entries only and shall not represent a special reserve or otherwise constitute a funding of the Company’s unsecured promise to pay any amounts hereunder. Participants and their beneficiaries shall have no right, title or interest in or to any investments which the Company may make to aid it in meeting its obligations under the Plan. All such assets shall be the property solely of the Company and shall be subject to the claims of the Company’s unsecured general creditors. To the extent a Participant or any other person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company and such person shall have only the unsecured promise of the Company that such payments shall be made.

ARTICLE VII
Payment
     7.1. Time of Payment. Amounts credited to the Participant’s vested Account shall be paid or commence to be paid in the January next following the Participant’s Separation from Service; provided, however, that if a Participant is a Specified Employee, payment of the Participant’s Account by reason of a Separation from Service occurring after June 30 of a Plan Year shall not be made or commence before the second January following such Separation from Service or, if earlier, the date of the Participant’s death.
     7.2. Form of Payment. When a Participant enters into a Deferred Compensation Agreement, he or she shall elect to have his or her vested Account paid out either (i) in a single lump sum or (ii) in a single lump sum if the Participant has not reached age fifty-five (55) or has fewer than five (5) Years of Service at the time of Separation from Service, and otherwise in annual installments over a period of years selected by the Participant, not to exceed fifteen (15) years. Annual installments will be calculated by dividing the balance of the Account at the end of the prior year by the number of installments remaining to be paid. If a Participant makes no election at the time of entering into a Deferred Compensation Agreement with regard to the form in which his or her Account is to be paid, the Participant shall be deemed to have elected payment in a single lump sum.
     7.3. In-Service Withdrawals. Notwithstanding any other provision of the Plan to the contrary, a Participant or beneficiary may be permitted to withdraw, but only to the extent permitted by Section 409A, a part or all of the vested portion of the Participant’s Account, provided, however, that such distribution shall be made only if the Administrator, in its sole discretion, determines (i) that the Participant, or the Participant’s beneficiary, has experienced an Unforeseeable Emergency or (ii) that an acceleration of payments is necessary in order for a federal officer or employee in the executive branch to comply with an ethics agreement with the federal government. If an Unforeseeable Emergency is determined to exist pursuant to clause (i) above, the withdrawal may not include any amount attributable to Nondiscretionary Credits and may not exceed the amount necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). The entire vested balance in the Participant’s Account may be withdrawn pursuant to clause (ii) above. The Administrator shall have the right to require the Participant or beneficiary to submit such documentation as it deems appropriate for the purpose of determining the existence of the circumstances described in clause (i) or (ii) above.
     7.4. Payment on Death. Notwithstanding any provision of the Plan to the contrary, in the event of the death of any Participant, the balance in each of the Participant’s Account shall be paid to the Participant’s beneficiary in a single lump sum payment within thirty (30) days after the date of such death. In the event no designated or alternate beneficiary can receive such payment for any reason, payment will be made to the Participant’s surviving spouse, if any, or if the Participant has not surviving spouse, then to the following beneficiaries if then living in the following order of priority: (i) to the Participant’s children (including adopted children and stepchildren) in equal shares, (ii) to the Participant’s parents in equal shares, (iii) to the Participant’s brothers and sisters in equal shares, and (iv) to the Participant’s estate. A Participant may change any beneficiary designation at any time by notice in writing delivered to the Administrator or his or her delegate. The interest of any beneficiary who dies before the Participant will terminate unless otherwise specified by the Participant.
     7.5. Payment on Disability. If the Participant is determined to be Disabled, the Participant’s Account shall be distributed to the Participant in a single lump sum by the later of (i) the end of the calendar year in which the Participant becomes Disabled and (ii) the fifteenth (15th) day of the third month following the date on which the Participant becomes Disabled, provided the Participant has remained Disabled through such date.
     7.6. Certain Tax Matters. Payments hereunder shall be reduced by required tax withholdings. To the extent any deferral or Credit under the Plan results in current “wages” for FICA purposes, the Company may reduce other pay of the Participant to satisfy withholding requirements related thereto; but if there is no other pay (or if the Company fails to withhold from such other pay to satisfy its FICA withholding obligations), the Participant’s Account shall be appropriately reduced by the amount of the required withholding.
     7.7. Distribution of Taxable Amounts. Notwithstanding anything in this Article VII to the contrary, if any portion of an Account is determined by the Administrator to be includible by reason of Section 409A in a Participant’s (or other person’s) taxable income, such portion shall be paid to such Participant or other person.
     7.8. Distribution of Small Accounts. If, at the time a Participant’s vested Account is scheduled to be paid or commence to be paid under Section 7.1, the amount credited to such Account (together with any other amounts payable to a Participant pursuant to another “account balance plan,” as defined in Treas. Regs. §1.409A-1(c)(2)(i)(A), with which the Plan is required to be aggregated under Treas. Regs. §1.409A-1(c)(2)) is less than the dollar amount in effect under Code section 402(g)(1)(B), the Participant’s vested Account shall be distributed in a single lump sum as soon as administratively practicable, but in no event later than ninety (90) days after the date the Account would otherwise have been distributed (or would otherwise have commenced to be distributed) under Section 7.1.
ARTICLE VIII
Administration
     8.1. Administration. The Plan shall be administered by the Administrator. The Administrator shall have all powers necessary to carry out the provisions of the Plan, including, without reservation, the power to delegate administrative matters to other persons and to interpret the Plan in a manner consistent with its express provisions.
     8.2. Outside services. The Administrator may engage counsel and such clerical, financial, investment, accounting, and other specialized services as the Administrator may deem necessary or appropriate in the administration of the Plan. The Administrator shall be entitled to rely upon any opinions, reports, or other advice furnished by counsel or other specialists engaged for that purpose and, in so relying, shall be fully protected in any action, determination, or omission made in good faith.
     8.3. Indemnification. To the maximum extent permitted by law, the Administrator and the members of the Benefit Plans Committee shall not be personally liable by reason of any contract or other instrument executed in connection with the Plan by such person or on his or her behalf in his or her capacity as Administrator or a member of the Benefit Plans Committee, nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless, directly from its own assets (including the proceeds of any insurance policy the premiums of which are paid from the Company’s assets), such Administrator, the members of the Benefit Plans Committee, and each other officer, employee, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be delegated or allocated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or bad faith.
     8.4. Claims procedure. The Administrator shall adopt procedures for the filing and review of claims in accordance with Section 503 of ERISA.
ARTICLE IX
Miscellaneous
     9.1. Termination of Plan. The Company may at any time by action of the Board terminate this Plan. Upon termination of the Plan, no further deferrals will be permitted. Each Participant’s Account will be maintained, credited and paid pursuant to the provisions of this Plan and the Participant’s elections. Notwithstanding the foregoing, the Company may provide for the immediate distribution of all Accounts upon termination of the Plan as a whole or with respect to any Participant or group of Participants, but only to the extent permitted by Section 409A.
     9.2. Amendment. The Company may at any time amend this Plan in any respect, (i) in the case of amendments which have a material effect on the cost to the Company of maintaining the Plan, by action of the Board or, (ii) with respect to any other amendments, by action of the Administrator after consultation with the Company’s Legal Department; provided, however, that no such amendment shall materially or adversely affect the rights of any Participant under the Plan as of the date of such amendment, except as the Company’s Legal Department determines to be necessary or appropriate to comply with the requirements of Section 409A.
     9.3. No Alienation of Benefits. To the extent permitted by law, Participants and beneficiaries shall not have the right to alienate, anticipate, commute, sell, assign, transfer, pledge, encumber otherwise convey the right to receive any payments under this Plan, and any payments under this Plan or rights thereto shall not be subject to the debts, liabilities, contracts, engagements or torts of Participants or beneficiaries nor to attachment, garnishment or execution, nor shall they be transferable by operation of law in the event of bankruptcy or insolvency. Any attempt, whether voluntary or involuntary, to effect any such action shall be null, void, and of no effect.
     9.4. No Rights to Continued Employment. Nothing contained herein shall be construed as conferring upon an Executive the right to continue in the employ of the Company as an Executive or in any other capacity.
     9.5. Headings. The headings of paragraphs are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of the Plan.
     9.6. Applicable Law. The Plan shall be construed and administered under the laws of the District of Columbia without regard to the choice of law provisions thereof.
     9.7. Section 409A Transition Relief. The Company may, by action of the Administrator, authorize changes to time and form of payment elections but only to the extent consistent with the transition rules, and during the transition relief period, provided under Section 409A and guidance issued thereunder by the Internal Revenue Service.